Exhibit 10.12

                                 NOTICE OF AWARD
                                       OF
                            STOCK APPRECIATION RIGHT


Name of Awardee:           Name
Date of Award:             May 29, 1998
Award Units:               SARAmount
SAR Base Price:            U.S.$34.25
Employing Affiliate:       Employer

     Agribrands International, Inc. (the "Company" or "Agribrands") has adopted a Incentive Stock Plan (the "Plan") to attract, retain and motivate key employees of the Company or Affiliates of the Company (hereinafter referred to as an "Affiliate") who make important contributions to the Company or its Affiliates.

     Certain key employees of Affiliates are nationals of countries other than the United States residing outside the United States. Due to the legal uncertainty or conditions related to issuing stock to individuals outside of the U.S., the Plan in paragraph G of Section VI allows for the issuance of Stock Appreciation Rights ("SAR").

     From time to time, the Company will request that its Affiliate(s) provide a benefit in the form of a SAR to such key Employees. This is a notice that you have been awarded SARs under this Plan.

The above named Affiliate, therefore, is being asked to establish a cash compensation program which will entitle you to receive this SAR.


     1. Grant of SAR. As of the Date of Award, you are granted a SAR. This SAR entitles you to receive from the Affiliate a payment in cash based on the number of Award Units identified above. The value of the award will be equal to the Award Units then being exercised multiplied by the difference between Fair Market Value of the Company's Stock and the SAR Base Price on the Exercise Date, less all applicable tax or benefit withholdings subject to the terms of this award (the "Unit Value").

       The Fair Market Value of the Company's Stock shall mean the closing price for a share of Company Stock as reported by the New York Stock
           Exchange for Composite Transactions on the Exercise Date.

     2. Exercise Period. Subject to the terms and conditions identified here and in the Plan, you may Exercise the SAR, fully or partially, during the period beginning on May 29, 2003 and ending on May 28, 2008, unless you are no longer employed by the Company or an Affiliate. If you are no longer an Employee of Company or an Affiliate, this Award will only be Exercisable in accordance with the provisions in Section



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          3. This SAR Award may also become fully  Exercisable for reasons other than termination of employment which are identified in Sections 3 and 4 below.

     3.   Acceleration   of  Exercise   Period.   This  SAR  Award  will  become
          immediately Exercisable upon the occurrence of any of the following events while you are an Employee of the Company or any Affiliate:

          a. death;

          b. determination of Disability;

          c. voluntary termination of employment at or after attainment of the age of 62;

          d. the involuntary termination of employment, other than a Termination for Cause, including but not limited to, termination due to the sale or other disposition of the stock or substantially all of the assets of the Company or the Affiliate with which you are then employed; or

          e.   a Change of Control of the Company as defined in the Plan.

     Transfers among the Company and its Affiliates do not constitute a termination of employment and do not cause the Exercise Period to be Accelerated.

     4. Exercise After Certain Events. Upon the occurrence of any of the events described in Section 3 above, any Award Units which are or become Exercisable on the date of such event shall remain Exercisable during the period stated below, but, in any event, not later than May 28, 2008:

          a. If your employment is terminated due to death, Disability or retirement at or after attainment of age 62, if no event of forfeiture occurs, such Award Units shall remain Exercisable for three (3) years thereafter;

          b. If your employment is involuntarily terminated, for reasons other than Termination for Cause, such Award Units shall remain Exercisable for six (6) months thereafter; or

          c. When, prior to a Change of Control, there has occurred an event of forfeiture as defined in Section 6 herein below, the Award Units, to the extent exercisable, shall remain Exercisable for thirty (30) days thereafter.

     5. Exercise of SAR. You may Exercise, totally or partially, a SAR by delivering to the Secretary of the Company at the Corporate Office in St. Louis, a completed Notice of Stock Appreciation Right Exercise, using the form attached hereto as Exhibit A (the "Notice of Exercise"). The Exercise Date will be the Business Day on which the Secretary receives the Notice of Exercise provided it is received on a date after all conditions to Exercise are satisfied. Any issues regarding the date of receipt of the Notice of Exercise shall be finally determined by the Secretary in his/her sole discretion.


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          Within thirty (30) days, following the Exercise Date, the Company will direct the Affiliate then currently employing you to pay to you in local currency a bonus equivalent to the Unit Value. The local currency equivalent due will be calculated at the free market rate for purchasing local currency with United States Dollars on the Exercise Date (any questions regarding the relevant local currency rate of exchange will be finally determined by the Nominating & Compensation Committee of the Board of Directors of the Company or its delegee (the "Committee"). All decisions of the Committee, including its delegee, shall be final and within its sole discretion.

     6. Forfeiture. Prior to a change of Control, this Award is subject to forfeiture upon the occurrence of one of the following events:

          a.   Your employment by the Affiliate is Terminated for Cause;

          b.   You engage in competition with the Company or any Affiliate; or

          c. You voluntary terminate your employment prior to the age of 62.

          If there is an event of forfeiture, the portion of the Award that is exercisable at that time may be exercised as set forth in Section 4 hereof. Forfeiture shall be determined by the Committee or its delegee and all decisions of the Committee or its delegee shall be final and within its sole discretion.

     7. Definitions. Unless otherwise defined in this Award, defined terms used in this document shall have the same meaning as set forth in the Plan.

               "Disability" shall mean a mental or physical disability as, in the opinion of the Committee or its delegee, will prevent an Awardee from ever resuming work of the same general nature as that which was performed for the Company or Affiliate, as applicable, prior to the disability.

               "Termination for Cause" shall mean Awardee's termination of employment with the Affiliate because of the willful engaging in gross misconduct; provided, however, that a Termination for Cause shall not include termination attributable to: (i) poor work performance, bad judgment or negligence on the part of Awardee, (ii) an act or omission believed by Awardee in good faith to have been in or not opposed to the best interests of the Company and its Affiliates and reasonably believed by Awardee to be lawful, or (iii) the good faith conduct of Awardee in connection with a Change of Control (including opposition to or support of such Change of Control).

     8. Severability. The invalidity or unenforceability of any provision of this document in any jurisdiction shall not affect the validity or enforceability of the remainder in that jurisdiction, or the validity or enforceability of this Award, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Awardee each waive any provision of law that renders any provision in this document invalid, prohibited or unenforceable in any respect. If any provision of this Award is held to be unenforceable


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          for any reason,  it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

     9. Adjustments. Upon any extraordinary dividend, stock split-up, stock dividend, issuance of any targeted stock, recapitalization, warrant or rights issuance or combination, exchange or reclassification with respect to any outstanding class or series of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, the Committee shall cause appropriate adjustments to be made to the terms of this Award.

     10.  Non-transferability.     The    SAR's    are     non-assignable    and
          non-transferrable other than by will or the laws of descent and distribution, and are Exercisable, during your lifetime, only by you.

     11. Stockholder Rights. You shall not have any rights as a stockholder of the Company with respect to any Stock which may be the basis for calculating this Award.

     12. Employment. The Awardee is employed by the Affiliate. You agree that the Award does not create an employment relationship with the Company.

     13. No Illegal Transactions. You shall not be entitled to Exercise a SAR nor receive the benefits thereof, and neither the Company nor any Affiliate shall pay benefits to you if such Exercise, delivery, receipt or payment of benefits would constitute a violation of any provision of any law or regulation of any governmental authority which may be applicable to the Plan or this Award.


         Acknowledged and Accepted:.             Agribrands International, Inc.


         ____________________________            By:  __________________________
         Awardee                                      D. R. Wenzel
         Date:  _______________________               Chief Financial Officer

         Location:  ____________________



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